Exhibit 10.49
10.49 Guarantee Contract, dated August 3, 2011, between Ruixing Group and
Agriculture Development Bank of China Dongping Branch, for a RMB 30
million loan. [English Translation of Summary]
•	Main Contents
•	Contract No.: 37092300-2011 Nian Dongping (Bao) Zi No.0020
•	Execution Date: August 3, 2011
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As guarantor, Ruixing Group undertakes to assume joint and several liabilities for Shandong Xiangrui Pharmacy Co., Ltd’s indebtedness owed towards Agriculture Development Bank of China, Dongping Branch under an Loan Agreement with No.: 37092300-2011 Nian (Dongping) Zi No.0006.

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Secured Items: the loan principal, interest, penalty interest, damages, compensation and all the expenses incurred for Agriculture Development Bank of China, Dongping Branch to realize its loaner’s right under the Loan Contract;

•	Term of the loan: from August 3, 2011 to August 2, 2012
•	Guarantee period:
•	Two years from the expiry date that Shandong Xiangrui Pharmacy Co., Ltd. should fulfill its obligations in accordance with the Loan Contract;
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If term of the Loan Contract is extended, guarantee period shall be two years from the expiry date for Shandong Xiangrui Pharmacy Co., Ltd. to fulfill its obligations according to the extended agreement;

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If due to the provisions of relevant PRC law or regulations or any agreement reached under the Loan Contract, any loan becomes mature ahead of its term, guarantee period shall be two years starting from the advance mature date.

•	Liabilities of Breach of Contract: Guarantor shall compensate Warrantee any loss suffered from Shandong Xiangrui Pharmacy Co., Ltd.’s breach of contract.
•	Headlines of the articles omitted
•	Commitment of guarantor
•	Assumption of guarantor’s responsibility
•	Dispute settlement
•	Miscellaneous
•	Effectiveness
•	Validity